EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST AND
ASHFORD HOSPITALITY PRIME
First Quarter 2015 Conference Call
May 8, 2015
10:00 a.m. Central

Introductory Comments – Scott Eckstein

Good day, everyone, and welcome to today’s conference call to review results for both Ashford Hospitality Trust and Ashford Hospitality Prime for the first quarter of 2015 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Douglas Kessler, President, Deric Eubanks, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday morning in press releases that have been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in both companies’ filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Companies are not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Companies’ earnings releases and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 7, 2015, and may also be accessed through both companies’ websites at www.AHTREIT.com and www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings releases together with all other information provided in the releases.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Good morning everyone, and thank you for joining us. During the first quarter, we again saw strong operating performance at both Ashford Trust and Ashford Prime, reflecting the positive trends that we continue to see in the lodging sector. Additionally, both companies completed value-enhancing transactions and initiatives in an effort to grow the platforms, increase operating performance and put them on an even more sound financial footing.

We believe the best way to measure a management team is by the value it creates for its shareholders. The Ashford management team has a long track record of creating shareholder value since Ashford Trust’s IPO in 2003. Over the years, we have worked to find new and innovative ways to maximize the value of our existing assets while also looking for accretive opportunities to further invest in the hospitality industry. Our shareholders have benefitted from our efforts. Since our 2003 IPO, Ashford Trust has achieved a 177% total shareholder return.

We are particularly dedicated to shareholder value because we are substantial shareholders in both Ashford Trust, with 15% insider ownership, and Ashford Prime, with 14% insider ownership. To put that in perspective, the next closest Hotel REIT peer has 5% insider ownership and the peer average is around 2%. Having so much of our personal capital at risk in these platforms has created a high level of alignment between our management team and our shareholders. Thinking and acting like shareholders has always distinguished Ashford from others in our industry; we consider it one of our main competitive advantages and the reason for our superior performance.

Now let’s review the first quarter highlights. From a macro perspective, the first quarter of 2015 built on the substantial growth we saw in the US hotel industry in 2014 as the same positive lodging sector fundamentals we saw in the prior year continued to drive RevPAR and EBITDA growth into 2015. Demand for U.S. lodging continues to be strong while new supply remains well below historical averages and should for the foreseeable future. Currently, PKF projects that supply will only grow by 1.2% in 2015, which is well below the long-term average, while they predict that demand will grow at a 3.1% pace. Accordingly, PKF predicts the U.S. lodging industry will achieve 65.6% occupancy in 2015, the highest national occupancy rate since STR began reporting data back in 1987, which should continue to drive the strong RevPAR and EBITDA growth we are seeing, and we believe both of our platforms are well positioned to benefit from these dynamics.

These trends led to solid operating results in both of our portfolios. At Ashford Trust, in the first quarter, RevPAR for all hotels increased by 8.5% while Hotel EBITDA increased by 12.7%. For Ashford Prime, RevPAR grew by 10.8%, which was the third consecutive quarter of double digit RevPAR growth for that portfolio, while Hotel EBITDA grew by 16.4%. We attribute much of this growth to the revenue initiatives we have implemented that have allowed us to capitalize on the strength we are seeing across our two platforms. We continue to be pleased with the operational performance of both Ashford Trust and Ashford Prime, and Jeremy will offer some additional details into these operational results shortly.

On the transaction front, Ashford Trust completed the buyout of the remaining 28.26% ownership interest in the Highland Hospitality portfolio from our joint venture partner, a value-add fund managed by Prudential Real Estate Investors. The Company also completed the acquisition of the Lakeway Resort & Spa in Austin, TX for $33.5 million and the Marriott Memphis East hotel for $43.5 million. Subsequent to the end of the quarter, Ashford Trust completed the acquisition of the Hampton Inn & Suites in Gainesville, FL for $25.3 million. In addition, Ashford Trust continued to capitalize on the attractive debt market conditions by completing approximately $1.6 billion in refinancings and new loans this quarter including the $1.07 billion Highland portfolio refinancing, while Ashford Prime refinanced its mortgage loan on the Pier House Resort in Key West, FL. Deric and Douglas will provide more specifics for these transactions later in the call.

Now, I’d like to offer a brief update on the Ashford Select platform. In January, we announced the formation of Ashford Hospitality Select, a new company focused on investing primarily in premium-branded select-service hotels, including extended stay hotels in the U.S. Since the announcement, we have continued to work on launching this platform that for the time being is still being incubated inside of Ashford Trust. We are continuing to progress down this path and look forward to being able to provide you more details in the future. In the end, we will either pursue this strategy as a wholly owned subsidiary of Ashford Trust and then distribute the platform out to shareholders after we achieve scale, or we will team up with a capital source to purchase select-service assets.

On another note, at its next meeting in May, the Board of Directors of Ashford Prime will revisit its dividend policy as it appears that at the current level, Prime’s dividend will not be enough to satisfy the 90% income distribution requirement.

In conclusion, we are very pleased with our operating performance across both platforms. Ashford Trust and Ashford Prime are both well positioned for growth as lodging sector fundamentals for the remainder of the year are predicted to remain strong. We will continue to look for growth opportunities and value-add transactions that will allow us to deliver the types of shareholder returns this management team has achieved throughout our history. As always, the interests of our shareholders are our utmost concern, and our significant ownership in the platforms ensures the alignment of management’s interests with shareholders. We thank you all for your continued support and look forward to updating you on our progress in future calls.

I will now turn the call over to Deric to review our financial performance for the quarter.

Financial Review – Deric Eubanks

Thanks, Monty.

For the first quarter of 2015, Ashford Trust reported AFFO per diluted share of $0.30 compared with $0.25 a year ago. This result for Ashford Trust reflected a 20% growth rate over the prior year. Ashford Prime reported AFFO per diluted share of $0.26 compared with $0.18 a year ago. This result for Ashford Prime reflected a 44% growth rate over the prior year.

For the first quarter, we reported Adjusted EBITDA of $89.4 million for Ashford Trust and $18.5 million for Ashford Prime. These results reflected a 12% growth rate over the prior year for Ashford Trust and a 30% growth rate for Ashford Prime.

At quarter’s end, Ashford Trust had total assets of $4.8 billion in continuing operations. This includes 100% of the assets in the Highland portfolio which is now consolidated. It had $3.4 billion of mortgage debt in continuing operations with a blended average interest rate of 4.99%. The debt is currently 38.3% fixed rate and 61.7% floating rate, all of which have interest rate caps in place. Including the market value of Ashford Trust’s equity investment in Ashford Prime and Ashford Inc., Ashford Trust ended the quarter with net working capital of $664.0 million.

Ashford Prime, at quarter’s end, had total assets of $1.2 billion in continuing operations. It had $764 million of mortgage debt in continuing operations of which $49.3 million related to our joint venture partner’s share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Ashford Prime’s total combined debt had a blended average interest rate of 4.77% and is currently 54.6% fixed rate and 45.4% floating rate, all of which have interest rate caps in place. Ashford Prime ended the quarter with networking capital of $175 million.

As of March 31, 2015, the Ashford Trust portfolio consisted of 116 hotels with 25,552 net rooms, and the Ashford Prime portfolio consisted of 10 hotels with 3,472 net rooms.

In terms of capital markets activity for Ashford Trust, during the quarter, the Company priced a follow-on public offering of 10,529,450 shares of common stock at $10.65 per share for net proceeds of $111.1 million.

Ashford Trust continued to capitalize on attractive debt market conditions to strengthen its liquidity position. During the quarter, Ashford Trust refinanced two mortgage loans with an outstanding balance of approximately $354 million with new loans totaling $478 million resulting in over $100 million of excess proceeds after closing costs and reserves. Additionally, in March, Ashford Trust closed on a $33.3 million mortgage loan for the Marriott Memphis East hotel and in April, it closed on a $25.1 million mortgage loan for the Lakeway Resort & Spa. Lastly, concurrent with the closing of the Highland buyout transaction in March, the Company refinanced 24 of the 28 hotels in the Highland portfolio with a new $1.07 billion non-recourse mortgage loan, which resulted in net proceeds of approximately $200 million after closing costs and reserves including the return to the Company of approximately $80 million in reserves held by the previous lender.

Turning to Ashford Prime, under its share repurchase program announced on October 27, 2014, the Company has repurchased 1.9 million shares of common stock and common units in the period from November 4, 2014 up to and including May 1, 2015, for total consideration of $32.0 million. We have slowed down our pace of buyback activity since our last call as we have determined that liquidity is a material contributor to stock price valuation. We will continue to balance the potential returns from buying back stock at these levels with the potential negative impact of lower liquidity levels.

On the financing front, in March, Ashford Prime refinanced its mortgage loan on the 142-room Pier House Resort in Key West, Florida, which had an existing outstanding balance of approximately $69 million. The loan has been refinanced with a new $70 million non-recourse mortgage loan with more favorable terms which resulted in annual interest savings of approximately $1.8 million. Ashford Prime will continue to be conservative in its use and structure of leverage consistent with achieving our leverage target of 5.0x net debt plus preferred equity to EBITDA.

Ashford Trust’s share count currently stands at 120.1 million fully diluted shares outstanding which is comprised of 101.1 million shares of common stock and 19.0 million OP units. Ashford Trust has 20.3 million OP Units, but as a result of the current conversion factor being less than 1 for 1, these units are convertible into approximately 19.0 million shares of common stock. Ashford Prime’s share count currently stands at 32.7 million fully diluted shares outstanding which is comprised of 24.0 million shares of common stock and 8.7 million OP units.

With regard to dividends, the Board of Directors of Ashford Trust declared a first quarter 2015 cash dividend of $0.12 per share, or $0.48 per share on an annualized basis while the Board of Directors of Ashford Prime declared a first quarter 2015 cash dividend of $0.05 per share, or $0.20 per share on an annualized basis. The adoption of a dividend policy does not commit either Company to declare future dividends. Both Ashford Trust and Ashford Prime will continue to review their dividend policies on a quarter-to-quarter basis and as Monty mentioned the Ashford Prime board will be reviewing its dividend policy at its meeting next week.

That concludes our financial review. I’d now like to turn it over to Jeremy to discuss our Asset Management activities for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric. I am pleased to share another stellar quarter of operating performance for both Ashford Trust and Ashford Prime. Transient demand growth continues to be the prevailing trend in the industry. Nationwide hotel supply growth has been substantially outpaced by demand growth in this recovery, which has led to the highest occupancy levels since STR began tracking them in 1987. This gain has been most pronounced in the top 50 markets, where our combined assets grew RevPAR by 9.6%. In addition to strong demand growth, Ashford’s revenue management strategies continued to yield positive results in the first quarter, leading our properties in both portfolios to outgrow their competitive sets, with the combined Trust and Prime Portfolios producing RevPAR index growth of 80 basis points.

Focusing on the Prime portfolio, RevPAR growth was 10.8%, and EBITDA flowthrough was 44% in the quarter. Six out of the ten hotels grew RevPAR by double digits, and the portfolio gained 240 basis points in RevPAR index. Ashford Prime’s third consecutive quarter of double digit RevPAR growth reflects continued outperformance versus its peers and illustrates the high quality of this well located portfolio. I’d also like to point out the outstanding performance of the Courtyard Philadelphia which led the portfolio with 21% RevPAR growth and 36% EBITDA growth.

Moving to the Trust Portfolio, during the first quarter, Ashford Trust grew RevPAR by 8.5%, and 52 of the 117 hotels grew RevPAR by double digits. In particular Ashford Trusts 10 hotels in the Washington DC market had RevPar growth of 5.0% for the quarter. The large eastern U.S markets continued to show strength, with Atlanta, Nashville, and Boston growing RevPAR by 13.4%, 19.3%, and 26.9% respectively. Much of this growth is attributable to the continued surge in transient demand.

Ashford Trust completed a couple of significant property-level transactions in the first quarter. First, we completed an agreement to convert the ground lease at the Westin Princeton into fee simple ownership for $3.4 million. We also signed a 99-year ground lease extension for the Sheraton Annapolis, while reducing our annual rent obligation. Our asset management team aggressively pursues transactions such as these, and rigorously reviews all options to create maximum shareholder value.

Next, I would like to highlight the guestroom renovation recently completed at the 351-room Hyatt Regency in the Downtown Historic District of Savannah, GA. The refreshed room concept draws from the rich history of Savannah, featuring antique-inspired case goods to provide an immersive experience for guests. We believe this updated hotel will continue to yield strong returns in a market with no additional full-service supply currently under construction. We are also very excited to announce our pilot program with OpenKey at the Hyatt Regency Savannah.  OpenKey is a secure universal keyless mobile app allowing guests to open guestroom doors with their smart phones.  Adopting OpenKey will decrease key costs, increase staff efficiency, and provide a valuable way to anticipate customer needs and improve guest satisfaction.  Perhaps most importantly, we believe the app will enable us to communicate more effectively with our customers and build stronger relationships with them.  We’re excited about OpenKey’s benefits going forward for Hyatt Regency Savannah and for other Ashford Trust and Ashford Prime hotels in the future.

As I have mentioned on previous calls, in August of 2013, Ashford Trust announced the conversion of the Beverly Hills Crowne Plaza to a Marriott, which will be completed in the summer of 2015. As a team, we identified a gap in the supply of Marriott rooms in that market, with no full-service Marriott within six and a half miles of this property. In preparation for the conversion, we began a comprehensive renovation. Most recently, we finalized work on the pool and surrounding amenities, and are nearing completion of the striking new lobby. We are very excited about the upcoming opening of the Marriott Beverly Hills.

I will now hand the call over to Douglas.

Capital Market Strategies – Douglas Kessler

Thank you Jeremy. As Monty mentioned, in the first quarter we continued to successfully execute on our investment strategies. Our most significant transaction was Ashford Trust’s acquisition of the remaining 28.26% ownership interest in the Highland Hospitality portfolio from our joint venture partner for $250.1 million, which represented a total transaction value of $1.735 billion or $215,000 per key. This 28-hotel portfolio includes 19 full-service hotels and 9 select-service hotels with a concentration in major brands such as Hilton, Marriott, Hyatt and Starwood. As we have discussed with you previously, since the acquisition of this portfolio in 2011, this deal has been a tremendous success and has far exceeded our original expectations and underwriting. Over the last several years, across the portfolio, we have implemented many value creating initiatives, executed on an extensive capex plan, and completed several strategic transactions that have contributed to this performance. We are very excited to acquire the remaining interest in this portfolio as we believe these efforts have well-positioned the Highland portfolio to continue to deliver strong results going forward.

Ashford Trust also completed the acquisition of the 168-room Lakeway Resort & Spa for a total consideration of $33.5 million or $199,000 per key, the 232-room Memphis Marriott East hotel for $43.5 million or $187,500 per key, and subsequent to the end of the quarter, the 124-room Hampton Inn & Suites in Gainesville, FL for $25.3 million or $204,000 per key. We believe that these transactions are indicative of Ashford Trust’s strategy to acquire well-located assets in attractive markets with unique attributes that have the potential for substantial upside by installing our affiliated manager, Remington, to improve bottom-line performance.

During the quarter, Ashford Trust completed the sale of the Hampton Inn Terre Haute for total consideration of $7.9 million. The sale represented a trailing 12-month cap rate of 7.0% on net operating income and a trailing 14.4x EBITDA multiple after factoring in the expected cost of PIP-related capex.

I also want to give you an update on transactions at Ashford Prime. As indicated on our last call, Ashford Prime will not exercise its option to purchase the Marriott Gateway in Crystal City, Virginia from Ashford Trust. While we have seen continued improvement in the D.C. market, with the current size of the Prime portfolio as well as already owning the Capital Hilton in that market, at this point, the Company does not want to become too concentrated in any particular market. Additionally, Ashford Prime is still evaluating the potential sale of its Courtyard Philadelphia asset. While the asset is still for sale, given its strong performance during the last couple of quarters, we feel that so far the pricing indications are not in line with the value of the property. As well, with the launch of the Select platform, there may be an opportunity to structure an efficient sale of the hotel to that entity.

Looking ahead our deal pipeline remains strong and we will continue to leverage our multi-platform capabilities in the marketplace. Our investment strategies are focused, as Ashford Prime will continue to focus on high-RevPAR assets and Ashford Trust will continue to be opportunistic while focusing on full-service hotels with less than 2x the national RevPAR average, as well as incubating Ashford Select. We believe these platforms are well positioned to capitalize on today’s attractive lodging market conditions and will have ample opportunity to grow both organically and through acquisitions. As always, our goal is to provide you with superior investment returns across our platforms, something our track record clearly demonstrates.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.